Exhibit 14.1

Code of Ethics for

Chief Executive Officer and Other Senior Financial Officers

Biocept, Inc.

I.	Purpose

This Code of Business Conduct and Ethics for Chief Executive Officer and Other Senior Financial Officers (the “Code”) of Biocept, Inc. (the “Company”) is being adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, and Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”). The Code is designed to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents filed by the Company with the SEC and in the Company’s other public communications;
•	Compliance with applicable laws, rules and regulations;
•	Prompt internal reporting of violations of this Code; and
•	Accountability for adherence to this Code.

II.	Applicability

The Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers performing similar functions (collectively, the “Senior Financial Officers”) are bound by this Code. The Senior Financial Officers are also bound by the separate Code of Business Conduct for Employees and Directors, which is applicable to all Company directors, officers and employees. By accepting this Code, each Senior Financial Officer agrees that he or she will adhere to the following principles and responsibilities governing professional and ethical business conduct.

In addition, part of each Senior Financial Officer’s ethical responsibility is to help enforce the Code and encourage others to comply with the Code. The Company expects all of its employees to help engender a sense of commitment to this Code, and to foster a culture of fairness, honesty and accountability within the Company. Each Senior Financial Officer should be alert to possible violations and promptly report violations or suspected violations of the Code to his or her supervisor or the Compliance Officer.

A.	Standard of Conduct

Each Senior Financial Officer has a duty to comply with applicable law, act with honesty and integrity, and use care and diligence in performing his or her responsibilities to the Company.

B.	Company Disclosures

Each Senior Financial Officer is responsible for full, fair, accurate and timely disclosure in the reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Each Senior Financial Officer must promptly bring to the attention of the Audit Committee any material information that he or she may become aware of that is likely to material affect the timing, accuracy or completeness of disclosures made by the Company in its SEC filings or other public communications.

Code of Business Ethics and Conduct for Senior Financial Officers

Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have or become privy to concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

C.	Conflicts of Interest

Each Senior Financial Officer must avoid situations that represent actual or apparent conflicts of interest with his or her responsibilities to the Company. A non-exhaustive list of situations that should be avoided by Senior Financial Officers includes (i) holding a substantial equity, debt, or other financial interest in any competitor, supplier or customer of the Company, and (ii) having a personal financial interest in any material transaction involving the Company. Each Senior Financial Officer must report to the Audit Committee any actual or apparent conflicts of interest involving any employee who has a significant role in financial reporting, disclosures or internal controls.

D.	Confidentiality

Each Senior Financial Officer must maintain the confidentiality of Company information, except when authorized or legally required to make any disclosure, and avoid any personal use of Company information.

E.	Cooperation with Auditors

Each Senior Financial Officer must work cooperatively with the Company’s independent auditors in the conduct of the audit of the Company’s annual financial statements, the review of the Company’s quarterly financial statements, evaluation of the Company’s internal controls and the review and filing of the Company’s public disclosure documents.

F.	Legal Compliance

Each Senior Financial Officer must comply with applicable laws, rules, and regulations, including the laws of the Company’s state of incorporation, the rules and regulations of the SEC, and the listing rules of any stock exchange on which the Company’s securities are listed for trading. Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have or become privy to concerning evidence of any material violation of any laws, rules or regulations applicable to the Company and the operation of its business by the Company or any employee or agent thereof.

Code of Business Ethics and Conduct for Senior Financial Officers

G.	Violations of the Code

The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of any violation of this Code of Ethics by any Senior Financial Officer. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include written notices to the individual involved that the Audit Committee has determined that there has been a violation, demotion or re -assignment, suspension of employment with or without pay, or termination of employment.

Each Senior Financial Officer shall promptly report violations of this Code to the Audit Committee.

H.	Amendments and Waivers

The Audit Committee of the Board of Directors shall consider any request for a waiver of this Code and any amendments to this Code, and all such waivers or amendments shall be disclosed in accordance with applicable rules, regulations and listing standards.

The Company shall obtain written acceptance of this Code and maintain records thereof from each Senior Financial Officer.

Code of Business Ethics and Conduct for Senior Financial Officers

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